Exhibit 10.6
11 December 2006
Michael Aldridge
15 Lechmere Street New
Farm, QLD 4005
Dear Michael,
Re: Offer of employment with Peplin Operations USA, Inc.
We refer to our discussions with you in relation to the extent and expected development of operations conducted by the Peplin group of companies in the United States of America and the consequent need for senior management leadership based in the USA.
We confirm that you have agreed to relocate to the USA and to be employed by Peplin Operations USA, Inc (‘the Company’)
The Company will assist with the relocation of you and your immediate family by arranging at its cost, or reimbursing the reasonable costs of,
•	one way business class air travel from Brisbane to the Bay Area

•	packing transportation and unpacking and any temporary necessary storage of your furniture and household effects.

•	legal costs and application fees to obtain appropriate visas and employment authorizations

•	meeting the agent’s and related costs of selling your personal residence in Brisbane, and the city transfer duty you may pay on the purchase of a private residence in the Bay Area.

•	meeting the net cost of disposing and replacing non-compatible electrical appliances;
in addition, the Company will facilitate your family’s orientation into the Bay Area and arrange at its cost temporary accommodation for you and your family in a furnished apartment (or similar style accommodation) at a cost of up to one month’s Salary during which time you should make arrangements for more permanent accommodation. Relocation arrangements can be discussed further and agreed with the Company’s nominated representative in due course.

11 December 2006
Definitions
In this letter, except to the extent the context otherwise requires:
‘Affiliate’ means any person or entity that is an affiliate as that term is defined in the Securities Exchange Act of 1934, as amended
‘Board’ means the Board of Directors of Peplin Operations USA, Inc;
‘Commencement Date’ means 1 January 2007;
‘Confidential Information’ means the trade secrets and all other information regarding the affairs of Peplin Limited and its subsidiaries which become known to you in circumstances where you know or ought to know that the information is to be treated as confidential and includes, without limitation:
(a)	formulae, technical information, plans and product specifications;

(b)	business plans and forecasts;

(c)	financial records, reports, accounts and proposals;

(d)	quotations and tenders submitted or prepared for submission to customers or potential customers;

(e)	customer lists, names of customers, contacts and terms of trade with customers;

(f)	supplier lists, names of supplier contacts and terms of trade with suppliers, except where that Information is available to and known by the public otherwise than through your wrongful acts.
‘Group’ means Peplin Limited and its subsidiaries ‘Group Company’ means any one of them.
‘Intellectual Property Right’ means an invention, discovery, secret process, trade mark, service mark, copyright work, design, patent, know-how and any other intellectual property right throughout the world which is:
(a)	related to or connected with the business or a product or service of the Group; and

(b)	invented, created, produced or conceived by you (whether alone or jointly with another person) in the course of your employment.
‘Remuneration’ means the salary, options, short-term incentive, long-term incentive and other benefits referred to in this letter.
‘Salary’ means the annual cash component of the remuneration package referred to in this letter.

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‘Termination Date’ means:
(a)	if you work out any notice period, your last day of employment;

(b)	if Peplin Operations USA, Inc. makes a payment in lieu of notice, the date upon which the payment is made.

1.	Employment

1.1	You will be an “at will employee” of the Company. This means that either you or the Company may terminate your employment at any time, for any reason or no reason, with or without cause or notice. Regular employment with the Company is for no specified period of time and the Company makes no guarantee or contract of continued employment. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies, may change from time to time, the “at will” nature of your employment may not be changed except in an express written agreement signed by you and the Board.

1.2	In the case of a change of control of the Group following which you are not offered a continuing position of equivalent responsibility, the Company will offer you payment in lieu of notice of 12 months Salary. Otherwise and subject to Article 1.3, if either you or the Company decides to terminate your employment with the Company without cause, in the period prior to 31 December 2007, 12 months prior written notice of termination must be given by the party seeking to terminate, thereafter the notice period is 6 months.

1.3	In the event the Company decides to terminate your employment without cause, the Company may terminate your employment immediately provided that it makes payment in lieu of the notice period referred to in Article 1.2. The Board may increase the amount of notice and payment in lieu given by it, in its sole and absolute discretion. The Company may terminate your employment immediately with no further remuneration other than statutory entitlements if you:
(a)	engage in misconduct;

(b)	commit a willful breach of or willfully neglect to perform or observe any of your obligations under this letter;

(c)	fail to observe or perform any of the duties or obligations imposed on you under your conditions of employment and do not correct such failure within 7 days of being instructed to do so in writing by the Company;

(d)	are convicted of or plead nolo contender to any felony or crime of moral turpitude; or

(e)	refuse to carry out the lawful directions of the Board.
2.	Employment details

2.1	Attached to this letter is Schedule 1. Schedule 1 sets out your current:

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(a)	commencement date;

(b)	workplace;

(c)	salary;

(d)	medical and other benefit plans;

(e)	leave entitlements;

(f)	manner of salary payment; and

(g)	any other benefit that may be applicable to your employment.
2.2	To the extent that a matter is not addressed in this offer of employment, your engagement is governed by detailed policies applying from time to time to the conditions of staff employment, currently set out in the Company’s Policies and Procedures, copies of which are available for your inspection. The Company’s Policies and Procedures may be amended, supplemented or discontinued from time to time at the Company’s sole and absolute discretion.

3.	Place of work

3.1	Your place of work is listed in Schedule 1. You acknowledge however that you may, from time to time, be requested to work temporarily at locations other than the place of work listed in Schedule 1. You will also be required to travel nationally and internationally as part of your duties.

4.	Hours of work

4.1	From time to time you may be required to work outside your normal hours of work in order to meet our business needs and your individual objectives. The expectation that your work hours will vary has been taken into consideration when determining your salary.

5.	Remuneration and performance

5.1	Your salary and performance will be reviewed at least annually. There is no guarantee of an increase in your salary at each review, but your salary will not be decreased.

5.2	The Company shall reimburse or meet the reasonable cost of expenses which are necessarily incurred by you in the performance of your duties and the discharge of your responsibilities in accordance with criteria determined from time to time by the Company. You must provide receipts or other evidence of payment and the purpose of each expense to support each claim or outlay.

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5.3	You may elect certain benefits from time to time at your own expense. In the event you do so, you authorize the Company to deduct the expense from your regular pay.

6.	Bonuses and incentives

Options

6.1	In August 2006 you received a grant of 1,000,000 options as a one-off adjustment allocation of options in Peplin Ltd to more reasonably align your option package with those of recent employees based in the USA. Subject to the terms and conditions of the option plan under which they were granted and the option agreement, including the requirement of your continuing employment with the Company these options will vest in three annual tranches of 333,000. 333,000 and 334,000 with the first vesting as at 1 January 2007. These options have a strike price of 70 cents. These options are in addition to options package previously provided to you by Peplin Ltd.

STI and LTI

6.2	You shall, in addition to the salary detailed in the Schedule 1, be eligible to participate in annual short term incentive (“STI”) and long term incentive (“LTI”) arrangements based upon a complete year in your position as follows:
(a)	Up to thirty per cent (30%) of your salary will be available as a maximum incentive on the achievement of individual, team and Company goals agreed by you and the Board. In broad terms, this bonus element will be apportionable over these goals in the ratio 50:25:25. Your maximum STI for 2007 is 30% x $300,000 = $90,000.

(b)	From time to time as determined by the Board, an additional LTI may be made available to you based upon the level of achievement of personal and corporate performance. This LTI will be expressed as a right to shares, performance rights or options in Peplin Ltd at a determination point or points in the future. The Board of Peplin Ltd reserves the right to allocate options as LTI to you on an annual basis with a target of 3.5 times annual STI value.
Vacation entitlements

6.3	You will be entitled to 20 days vacation per year to be taken at a time mutually agreeable to you and the Company. In addition, you will receive 8 paid public holidays per year together with 2 floating holidays.

6.4	You may not accrue more than 30 days of accrued, unused vacation time. In the event you accrue 30 days of unused vacation time, you will not accrue further vacation time until you have used some of the accrued, unused vacation time.

6.5	Accrued, unused vacation time is paid upon termination of employment.

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7.	Sick/carer’s leave

7.1	You are entitled to 10 days paid sick leave in any year. Sick leave entitlements are cumulative.

7.2	Unused sick leave is not paid out upon termination of employment.

7.3	For an absence in excess of five days, you must provide a medical certificate which sets out the nature of your illness and the approximate period of absence from work.

7.4	You are entitled to family and medical care leave in accordance with US federal and California state law as in effect from time to time.

8.	Long service leave

8.1	You will continue to be entitled to long service Leave calculated in accordance with the Industrial Relations Act 1999 (Old) and your service in Australia and in the USA will be counted for this purpose.

9.	Your duties

9.1	The duties of your position are set out in Schedule 2 and include those advised by us from time to time.

9.2	While employed by us, you are expected to devote your full working time and attention to the Peplin Group, and you will not:
(a)	perform your duties other than for us or on our behalf; or
(b)	engage in any other employment, business or profession, without written permission.
9.3	You will at all times act in the best interests of the Group’s business. You must comply with all lawful and reasonable directions we give you.

9.4	You will not accept any payment or other benefit from any person as an inducement or reward for any act or forbearance in connection with any matter or business transacted by us or on our behalf. You must disclose to us any of your interests which may compete or conflict with our interests.

10.	When your employment ends

On termination, you will immediately return all property belonging to us, including any Confidential Information, documents, records, computer disks, keys and any other property.

11 December 2006
11.	Non-Solicitation

11.1	In consideration of your employment and to protect our goodwill, you agree that you will not in any capacity, directly or indirectly whilst employed by the Company or afterwards, for a period of 12 months, solicit or entice or endeavour to solicit or entice from the Company or its Affiliates any director, manager officer, employee, servant or contractor of the Company or its Affiliates because of their expertise and with whom you have had direct contact in the 12 months preceding termination of your employment.

11.2	In consideration of your employment and to protect our goodwill, you agree that you will not in any capacity, directly or indirectly whilst employed by the Company solicit or entice or endeavour to solicit or entice any customer, supplier, distributor or licensee of the Company with whom you have had contact, during the 12 months preceding termination of your employment to terminate or reduce their business with the Company or its Affiliates or to do business with yourself or any other person or entity.

11.3	In consideration of your employment and to protect our goodwill, trade secrets, Confidential Information and Intellectual Property Rights, you agree that you will not in any capacity, directly or indirectly whilst employed by the Company or thereafter use any trade secret information or other Intellectual Property Rights of the Company or its Affiliates to solicit or entice or endeavor to solicit or entice any customer, supplier, distributor or licensee of the Company with whom you have had contact to terminate or reduce their business with the Company or its Affiliates or to do business with yourself or any other person or entity

11.4	The validity of each separate restraint will not be affected by the invalidity, if any, of any other restraint.

11.5	You may seek the Company’s consent in writing to be released from any restraint contained in this article 11.

12.	Policies

12.1	To help our business operate lawfully, safely and efficiently, we have policies and procedures which set out various rights, obligations duties and procedures relevant to your employment. You will be expected to comply with these policies and procedures. Serious breaches of our policies and procedures could result in termination of your employment.

12.2	To meet the changing environment in which we operate, it will be necessary to change these policies and procedures from time to time. You will be given notice of the changes and will be required to follow the changed policies and procedures.

13.	Intellectual property rights

11 December 2006
Ownership

13.1	All your interests in the Intellectual Property Rights become the property of the Company as beneficial owner without further payment to you as provided for in this letter.

Disclosure

13.2	You must disclose to the Company, any Intellectual Property Right promptly after it is brought into existence.

Assistance by you

13.3	You must at the expense of the Company, execute all documents and do all other things reasonably necessary to:
(a)	enable the Company or its nominee to obtain letters patent, design registration or other official protection for your interest in each of its Intellectual Property Rights, and

(b)	transfer to the Company or its nominee, the full ownership of each of its Intellectual Property Rights.
Power of attorney

13.4	You irrevocably appoint the Company to be your attorney and in your name and on your behalf and as your act and deed to:
(a)	execute all documents; and

(b)	do and perform any or all other acts, matters or things,
necessary to give the Company the full benefit of its Intellectual Property Rights.

Moral rights

13.5	Employee expressly acknowledges that all copyrightable works are to be considered “works made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”), and that Employer is to be the “author” within the meaning of such Act for all purposes. All such copyrightable works, as well as all copies of such works in whatever medium fixed or embodied, shall be owned exclusively by Employer as of its creation, and Employee hereby expressly disclaims any and all interest in any of such copyrightable works and waives any right of droit morale or similar rights.

Continuing obligations

13.6	Your obligations relating to intellectual property rights continue after the termination of your employment.

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14.	Confidential information

Maintenance of confidentiality

14.1	You must keep confidential all Confidential Information and use your best endeavours to prevent the disclosure of Confidential Information to any person except:
(a)	as required by law;

(b)	with the prior written consent of the Company, or

(c)	in the proper performance of your duties to the Company’s agents, employees or advisors who enter into an undertaking of confidentiality reasonably required by the Company.
14.2	You must not make a copy or other record of Confidential Information except in the proper performance of your duties.

14.3	You acknowledge that harm may be caused to the Company by unauthorized disclosure of Confidential Information.

Use during and after employment

14.4	You must not either during employment or after termination of employment, use Confidential Information for a purpose other than for the benefit of the Company or an Affiliate.

15.	Interpretation

15.1	If any term of your contract of employment is found to be or becomes unenforceable or contrary to law, it will be severed and this will not in any way affect the enforceability of the remaining terms.

15.2	The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of California.

15.3	You and the Company agree that, if a dispute arises concerning or relating to your employment with the Company, the dispute shall be submitted to binding arbitration pursuant to the Federal Arbitration Act using the rules for the resolution of employment disputes of the American Arbitration Association then in effect. The arbitration shall take place in San Francisco County, California, and both you and the Company agree to submit to the jurisdiction of the arbitrator selected in accordance with American Arbitration Association (“AAA”) rules and procedures. Any arbitration under this Article shall be conducted in accordance with the AAA rules and procedures then applicable to employment disputes except as otherwise specified in this Article, and shall provide for reasonable discovery. The cost of any arbitration under this Article shall be born equally by the parties; provided, however, to the extent any costs are unique to arbitration

11 December 2006
and/or would exceed the costs you would incur in a court of competent jurisdiction, those costs shall be born by the Company. Except as set forth in this Article, you and the Company agree that this arbitration procedure will be the exclusive means of redress for any disputes relating to or arising from your employment with the Company, including disputes over rights provided by federal, state, or local statutes, regulations, ordinances, and common law, including all laws that prohibit discrimination based on any protected classification. The parties expressly waive the right to a jury trial, and agree that the arbitrator’s award shall be rendered in writing, final and binding on both parties, and nonappealable. The arbitrator shall have discretion to award monetary and other damages, or to award no damages and to fashion any other relief the arbitrator deems appropriate. The parties shall each bear their own attorney’s fees, provided however, that the arbitrator shall have discretion to award the prevailing party reasonable costs and attorney fees to the extent authorized by applicable law.
15.4	Any amendment to this agreement is not binding unless agreed between you and the Company and recorded in writing.

15.5.	This letter is the entire agreement and understanding between you and the Company on everything connected with your employment.

15.6	Any prior agreement or understanding on anything connected with your employment is superseded by this letter.

16.	Obligations owed to Affiliates

16.1	Throughout this letter are references to ‘we’, ‘us’, ‘our business’, ‘our goodwill’,‘our employees’ and our ‘customers, clients or suppliers’. These references are references to the Company but also to the Group, so that your duties and obligations set out in the following Articles of this letter apply to the Company and the Group.
(a)	Article 11 — Protection of our goodwill.

(b)	Article 12 — Policies.

(c)	Article 13 — Intellectual property.

(d)	Article 14 — Confidential Information.
Please confirm your acceptance of the terms of your employment by signing and returning this copy. You should retain a copy for your records.

11 December 2006
You acknowledge that you have been given the opportunity by us to seek independent advice prior to entering into this agreement.
Yours sincerely,

/s/ Cherrell Hirst
Cherrell Hirst for and on behalf of Peplin Operations USA, Inc.

I, Michael Aldridge accept that the contents of this letter represent the terms of my employment.

/s/ Michael Aldridge	Date:	11/Dec/06
Michael Aldridge

11 December 2006
SCHEDULE 1

Employer:	Peplin Operations USA, Inc.

Employee’s full name:	Michael Aldridge

Date of agreement:	11 December 2006

Date of commencement:	1 January 2007

Workplace:	San Francisco Bay Area

Remuneration:	Salary at an annual rate of US$300,000

Manner of salary payment:	Bi monthly in arrears, into an account nominated by you

Benefit plans:	Employee, employee’s dependents and domestic partner shall be entitled to participate in all medical benefit plans, including dental and vision plans, when and as such plans are implemented and generally made available to officers of the Company. In addition employee will receive life insurance, short-term disability, long-term disability, and accidental death or dismemberment coverage at no cost and may participate in 401(k), savings and investment plans and flexible spending accounts if they are made available. Please refer to the Company’s policies and procedures for further information on such plans.

Cell phone and home internet:	Employee will be provided with a cell phone, at no cost to Employee, to be used for Company related calls.

Employee will be provided with costs (service fees taxes and calls) of one land line at place of residence given that this line is used only for Peplin company purposes.

Employee will be entitled to claim reimbursement of the cost of installing and maintaining internet access at your

11 December 2006

home

Other Benefits:	Other than as set forth in this Schedule 1 and the accompanying offer letter, there are no other benefits.

Paid leave entitlements:	Paid leave entitlements shall be as set forth in the accompanying offer letter.

11 December 2006
SCHEDULE 2
Position Description
Your position is Chief Executive Officer and Managing Director of the Group. In this role, you have accountability as:
(a)	A director of all Group companies

(b)	Responsible for the execution of the strategic plan developed by the Board of Peplin Limited

(c)	Oversight of the General Manager in Australia.